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                                                             Exhibit (a)(1)(vii)

                    FORM OF E-MAIL CONFIRMATION OF RECEIPT OF
                        NOTICE TO WITHDRAW FROM THE OFFER

         This e-mail confirms our receipt of your Notice to Withdraw from the Offer pursuant to the most recent version of our Offer to Exchange Certain Outstanding Options for New Options (originally dated June 25, 2003, as amended on July 9, 2003) (as so amended, and as it may be amended from time to time thereafter, the "Offer") and nullifying your previously submitted Election Form.

         Please note that the Notice to Withdraw from the Offer completely withdraws you from the Offer and cannot be used to make changes to your previously submitted Election Form. Please submit a new Election Form if you would like to change your election with respect to a particular option.

         In addition, you may change your mind and re-accept the Offer by completing and delivering a new Election Form per the procedures set forth in the Offer prior to 5:00 p.m., Pacific Time, on July 24, 2003.

         If you have questions regarding this confirmation, contact:

                  Capstone Turbine Corporation
                  Attention: Debbie Bernard
                  21211 Nordhoff Street
                  Chatsworth, California 91311
                  Phone: (818) 734-5431
                  Fax: (818) 734-5381